Exhibit 10.9

INDUSTRIAL LEASE
MULTI-TENANT

THIS LEASE AGREEMENT (“Lease”) is entered into as of the February 5, 2018, by and between Landlord and Tenant.

Key Definitions

The following words and phrases are defined as follows:

Landlord: The “Landlord” referenced in this Lease shall mean IGX Brushy Creek, LLC, a Texas limited liability company.

Tenant: The “Tenant” referenced in this Lease shall mean Hyliion Inc., a Delaware corporation.

Notices: The names and address of the “Landlord” and “Tenant” referenced in this Lease shall be the following:

Landlord:	IGX Brushy Creek, LLC
6592 Guada Coma Dr.
Schertz, Texas 78154

Tenant:	Hyliion Inc.
1967 Eastern Ave., #2
Verona, PA 15147

Term: The “Term” as referenced in this Lease shall mean a period of eighty-seven (87) months, starting on the Commencement Date and ending on the Termination Date, subject to the renewal rights contained in Exhibit “E” attached hereto.

Renewal Term: The “Renewal Term” is for one term for five (5) years at the market rate then in effect for comparable properties, but in no case less than the Base Rent paid during the immediately preceding Term, as provided on Exhibit “E” attached hereto.

Premises Delivery: Subject to Unavoidable Delays (as defined in Section 29.12 below) and Tenant Delays (as defined in Exhibit “B” attached hereto), Landlord shall deliver the Premises to Tenant with Landlord’s Work substantially complete so that Tenant may commence the Tenant Improvements (the “Delivery Condition”), within one hundred twenty (120) days after the date Tenant receives the building permit from the City of Cedar Park required for Landlord to commence and complete Landlord’s Work (the “Building Permit”) (as provided in Exhibit “B” attached hereto). The date the Premises are actually delivered to Tenant in the Delivery Condition shall be the “Premises Delivery Date.” In the event the Premises Delivery Date has not occurred by December 31, 2018 subject to any Tenant Delays or Unavoidable Delays, and so long as Tenant received the Building Permit on or before July 1, 2018 or otherwise would have timely received it “but for” any Unavoidable Delays or any delay caused solely by the Landlord, then Tenant shall have the right to terminate this Lease immediately upon the delivery of written notice to Landlord.

Commencement Date: The “Commencement Date” shall be thirty (30) days following the Premises Delivery Date, less any Tenant Delays, and shall be the date Rent commences to accrue.

Termination Date: The “Termination Date” referenced in this Lease shall mean the last day of the eighty-seventh (87th) full month following the Commencement Date.

Premises: The “Premises” as referenced in this Lease shall mean approximately 83,470 square feet of office, warehouse, and distribution space within the Building as indicated in Exhibit “A-1”.

Building: The “Building” as referenced in this Lease is Building 2 within the Project.

Project: The “Project” as referenced in this Lease means the property commonly known as Brushy Creek Corporate Center and located at 1200 BMC Drive, Cedar Park, Texas 78613, and having approximately 231,180 sq. ft. of rentable area on the land more particularly described on Exhibit “A”.

Permitted Uses: The “Permitted Uses” for the Premises referenced in this Lease shall mean the following uses: operation of an office, warehouse, research lab, testing lab and distribution center, and any other lawful uses.

Base Rent (monthly): The “Base Rent” referenced in this Lease means the dollar amount to be paid by Tenant to Landlord according to the dates on the schedule below:

Months	Annual Rent per Square Foot	Square Footage to be used for Base Rent	Base Rent (monthly)
*1-3	$12.60	*41,735	$43,821.75
4-12	$12.60	*41,735	$43,821.75
13-24	$12.98	83,470	$90,286.72
25-36	$13.37	83,470	$92,999.49
37-48	$13.77	83,470	$95,781.83
49-60	$14.18	83,470	$98,633.72
61-72	$14.61	83,470	$101,624.73
73-84	$15.05	83,470	$104,685.29
85-87	$15.50	83,470	$107,815.42

*Notwithstanding anything to the contrary contained in this Lease, so long as Tenant is not in default under this Lease beyond any applicable cure periods, (i) during months 1-3 of the Term, the monthly installment of Base Rent only shall be abated, and (ii) during months 1-1,2 of the Term, the square footage used to calculate Base Rent shall be 41,735 square feet (which is half of the actual square footage of the Premises); provided, however, that both of such abatement shall not include Tenant’s obligation to pay Additional Expenses, and Tenant shall be required to pay all of the Additional Expenses on the entire square footage of the Premises during the entire Term. If there is an Event of Default (as defined herein) that continues beyond any applicable cure period, then Landlord shall be entitled to recover all Base Rent (under (i) and (ii) above) that was abated, as provided herein.

Additional Expenses (monthly): The “Additional Expenses” referenced in this Lease means the sum of the Real Property Taxes, Insurance and Common Area Services costs (defined below) which are initially estimated to be $12,103.15 per month.

Total Rent: The estimated initial “Total Rent” referenced in this Lease shall be the sum of Base Rent and Additional Expenses.

Prepaid Rental: The “Prepaid Rental” referenced in this Lease shall mean an amount equal to $55,924.90, which is an estimate of the Base Rent and Additional Expenses owed by Tenant for the first full month of the Term in which Base Rent is due. Such Prepaid Rental shall be due and payable upon execution of this Lease.

Security Deposit: The “Security Deposit” referenced in this Lease shall mean an amount equal to the estimate of the last month’s gross rental amount of $119,918.57.

Exhibits: The “Exhibits” referenced in this Lease shall be the following:

Exhibit A	–	Project Legal Description
Exhibit A-1	–	Premises and Site Plan
Exhibit B	–	Work Letter
Exhibit C	–	Rules and Regulations
Exhibit D	–	Security Guidelines for Commercial Building Occupants
Exhibit E	–	Renewal Term

INDUSTRIAL LEASE

1. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises. Landlord also grants to Tenant the non-exclusive right to use the designated parking areas, and common service drives appurtenant to the Premises. Except to the extent modified herein and subject to the completion of the work described on Exhibit “B” attached hereto, and except for the presence of any latent defects or Hazardous Substances existing on, in, under or about the Premises, Building, or the Project, the Premises are being leased “AS IS”, with Tenant accepting all defects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Premises for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances except as expressly set forth in this Lease). This Paragraph 1 is subject to any contrary requirements under applicable law; however, in this regard Tenant acknowledges that it has been given the opportunity to inspect the Project and to have qualified experts inspect the Project prior to the execution of this Lease. Notwithstanding anything in this Lease to the contrary, as of the Premises Delivery Date, Landlord represents and warrants to Tenant that (a) to Landlord’s knowledge, there are no Hazardous Substances existing on, in, under or about the Premises, Building, or the Project, and (b) the Premises, Building, Project, and Landlord’s Work shall be in compliance with all applicable federal, state and local laws, statutes, codes, rules, regulations, orders, permits and other restrictions applicable thereto, including without limitation, the Americans with Disabilities Act of 1990, as amended, and the Texas Accessibility Standards, as amended, and all Environmental Laws.

2. Term. The term of this Lease shall be for a period of time known as the Term starting on the Commencement Date and ending on the Termination Date. Upon the Premises Delivery Date, the Tenant shall be entitled to access the Premises for the purpose of performing and installing Tenant’s Improvements, subject to the terms of this Lease. Tenant shall maintain all required insurance prior to its occupancy, but Tenant shall not be liable for payment of Rent until the Commencement Date.

3. Base Rent. Commencing on the Commencement Date, Tenant, throughout the Term, and without prior notice or demand, shall pay to Landlord, in advance, at the address set out above or at such place or places as Landlord may from time to time direct, Total Rent on the first day of each month in lawful money of the United States of America. Total Rent for any partial month shall be prorated using the percentage which the number of days in such partial month bears to the total number of days in said month. The covenant of Tenant to pay Rent hereunder is and shall be deemed a separate and individual covenant, and Tenant shall have no right to deduction or setoff whatsoever, except as otherwise expressly set forth in this Lease.

(a) Base Rent and Tenant’s pro rata share of Additional Expenses (collectively, “Rent”) shall be due on the first (1st) day of each calendar month and shall be deemed delinquent if not paid by the fifth (5th) day of such month. If any Rent is not received by Landlord in full on or before the fifth (5th) day of each month, Tenant shall pay a late charge of five percent (5%) of the unpaid Rent. Such late payment charges are due immediately when incurred.

(b) Payment of Rent, and all sums due to Landlord hereunder, shall be by check or may be wired to an account designated by Landlord or Landlord’s agent and shall be payable to Landlord. Tenant shall pay all applicable bank charges incurred by Landlord, plus $35.00 for each returned check. In addition, if Landlord does not receive any installment of Rent, or any portion thereof, or any other sum due hereunder, within thirty (30) days after the date the same is due, or if Tenant fails to pay any other sum which at any time becomes due to Landlord under any provision of. this Lease as and when the same becomes due hereunder, then, in any such event, Tenant shall pay Landlord interest on such overdue amounts from the due date thereof until paid at an annual rate (the “Past Due Rate”) which equals the lesser of (i) eighteen percent (18%) per annum, or (ii) the highest rate then permitted by law.

(c) Payment of Rent, and any other sums due hereunder, by Tenant shall be an independent covenant. In the event Tenant has net timely paid Rent, or any other sums due hereunder, for a period of more than two (2) occasions in any calendar year; or in the event of a returned check for insufficient funds or no account, Landlord may thereafter require that all Rent, and other sums due hereunder, be paid when due by cashier’s check, certified check, or money order, without prior notice.

4. Permitted Use.

4.1 Premises. The Premises may be used and occupied only for the Permitted Use and for no other purpose or purposes without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall be entitled to access the Premises 24 hours a day, seven (7) days a week. Tenant shall promptly comply with all governmental laws, ordinances, orders and regulations and reasonable Landlord’s rules affecting the Premises and their cleanliness, safety, occupation and use. Tenant, Tenant’s employees and invited guests will not perform any act or carry on any practices that may injure the Building or unreasonably disturb the rights, comforts or conveniences of persons at adjoining premises. Tenant may not store any trash, equipment, vehicles, merchandise or materials on any outside parking areas or loading areas specifically designated as Common Areas of ingress and egress or in designated parking area for adjacent tenants. Tenant will provide sanitary receptacles for any and all trash, rubbish or discarded merchandise; provided, however, that Tenant shall be permitted reasonable use of communal dumpsters located on the Project for ordinary office refuse, if provided by and as designated by Landlord. Such receptacles will be emptied, as required, to maintain the Premises in a clean and sanitary fashion. All such expenses of trash storage and removal which are exclusive to Tenant, will be borne by Tenant. Landlord, as part of the Common Area Services, shall be responsible for the removal of trash located in any communal dumpsters. Vehicles owned or operated by or for Tenant,. Tenant’s employees, agents or invitees may be parked only in those areas designated by Landlord as set forth on the Site Plan attached hereto as Exhibit “A-1”.

4.2 Increase in Insurance Premiums. No use shall be made or permitted to be made of the Premises by Tenant or acts done by Tenant which increase the cost of Landlord’s insurance as provided for in Paragraph 15 of this Lease. In the event that any such use or act is performed or permitted by Tenant, Tenant will pay to Landlord promptly upon demand the amount of any such increase in Landlord’s insurance costs. Tenant will not, in any event, permit or perform any use or act within the Premises which will cause the cancellation of any insurance policy concerning the Premises or the contents thereof and agrees to indemnify Landlord against all claims or actions for loss which result from any such act of cancellation.

4.3 Special Uses. Notwithstanding anything in the Lease or any rules or regulations to the contrary, Tenant shall have the right to (a) have a storage container located in the parking lot area of the Premises in a location mutually determined by Landlord and Tenant and reflected on the Plans attached as Exhibit “B-1”; and (b) bring dogs upon the Premises, which shall, when outside of the office portion of the Premises, be leashed or contained in a fenced area mutually approved by Landlord and Tenant in writing and reflected on the Plans attached as Exhibit “B-1”. In connection with the foregoing right, Tenant shall hold harmless, indemnify and defend Landlord and Landlord’s management company and their employees, agents, owners, directors and officers against all claims, demands and actions for loss, liability, damage, cost and expense (including reasonable attorneys’ fees) resulting from injury or death to any person on the Project and damage to property on the Project caused by the act or omission of any dog or person controlling such dog, or dog-related incident. Tenant represents and warrants that Tenant’s insurance includes coverage for any dog-related incident. Additionally, Landlord reserves the right to require Tenant to provide additional cleaning of the Premises, or charge Tenant for such cleaning, related to the presence of dogs on the Premises. Landlord retains the right to prohibit any dog that is noisy, aggressive, or considered a nuisance by Landlord or any other tenant on the Project. Tenant agrees that Landlord would not permit Tenant to bring dogs on the Premises without the foregoing agreements, restrictions, and limitations.

5. Security Deposit. Tenant has deposited with Landlord the Security Deposit as security for the full performance of all the provisions of this Lease. The Security Deposit shall not be considered as the first or last rental payment due under the Lease. If at any time during the Term hereof, or the Term as it may be extended, Tenant shall be in default in payment of Rent or any other sum due Landlord as additional rent beyond any applicable notice and cure period, Landlord may apply all or a part of the Security Deposit for such payment without notice to Tenant. Should Landlord be required to use all or a part of the Security Deposit, Tenant, upon demand from Landlord, shall immediately replenish the funds so expended to maintain the Security Deposit at the amount stated hereinabove. Landlord may also apply all or a part of the Security Deposit to clean or repair damages to the Premises by Tenant which Tenant does not otherwise clean or repair as required by this Lease. If Tenant is not in default at the termination of this Lease, Landlord shall return the remaining amount of the Security Deposit to Tenant within sixty (60) days from the date of termination. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.

6. Acceptance of the Premises. Subject to the completion of the work described on Exhibit “B” attached hereto, and except for any latent defects, Tenant acknowledges that it has reasonably inspected the Premises and to Tenant’s actual knowledge there are no known defects in the Premises and common areas surrounding the Premises that are vital to the use of the Premises for their intended commercial purpose as defined in Paragraph 4.1. Landlord shall pay for the cost of the Certificate of Occupancy for the Premises.

7. Utilities.

7.1 Responsibility. Landlord’s responsibility with respect to water, wastewater, and electrical utility services hereunder shall be limited to the connection of service lines and meters to the Premises as required to reasonably service the Premises. Landlord shall have the responsibility to maintain unexposed water, wastewater and electrical utility services through such service lines, and Tenant shall be required to maintain all other utilities within the Premises. Additionally, Tenant shall contract directly for its own electricity and telephone services. Tenant shall not in any event be relieved of any of Tenant’s obligations under this Lease by reason of Tenant’s failure or inability to maintain any such service.

7.2 Payment. Tenant shall pay as Additional Expenses hereunder, its pro-rata share of all utility expenses as defined below for the Project in addition to any amounts due from any submeter directly connected to the Premises or used in association with common area expenses. Utility expense shall include all water, sewer, wastewater, heat, electricity, telephone, sewage and other materials and services which may be furnished to or used in or about the Premises during the Term. Tenant shall pay all actual costs occasioned, by such equipment of high utility consumption as reasonably determined by Landlord, including, without limitation, utility charges and the cost of installing, servicing and maintaining any special or additional inside or outside wiring or lines, meters or submeters, transformers, poles or the cost of any other equipment necessary to increase the amount or type of utilities available to the Premises which Tenant requires. Tenant shall, at its sole cost and expense, procure any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance upon the Premises of all wires, pipes, conduits, tubes and other equipment and appliances for use in the supply of all utilities and services to and upon the Premises which Landlord is not otherwise obligated to provide. In the event of significantly disproportionate use of common meter services by Tenant, Landlord reserves the right to allocate the cost of same to Tenant on a reasonably specific basis.

7.3 Electrical Supply. In the event Tenant desires electric power in excess of the existing condition within the Premises or available from Landlord (“Additional Electrical Supply”), Tenant may, at its own expense, elect to make direct arrangements to obtain such Additional Electric Supply directly, if feasible. Landlord makes no representations or warranties regarding such arrangements (including their feasibility), but agrees to cooperate with Tenant reasonably and in good faith in this regard. The plans and specifications for any new vault or transformer space (including, but not limited to, the location of such space within the Building, which shall be initially designated by mutual agreement of Landlord and Tenant, provided that Landlord is willing to make such apace available) and for any transformer, related equipment, facilities or connections to provide the Additional Electrical Supply, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to pay all bills for such direct electrical service when due and shall pay a reasonable rental as established by Landlord in its good faith, but sole, discretion for any new vault or transformer space used by Tenant to provide the Additional Electrical Supply. The initial transformer to be installed by Tenant as described above, and any subsequent transformers and other electrical equipment which Tenant elects to install to provide Additional Electrical Supply to the Premises, shall sometimes be referred to herein collectively as the “Electrical Equipment.” Notwithstanding anything in this Lease to the contrary, commencing on the earlier to occur of (i) the date which is the twenty-fourth (24th) month of the Term, and (ii) the date upon which Tenant has placed ninety percent (90%) of its trade equipment in the Premises, Landlord shall have the right to meter and test Tenant’s connected peak amperage load used at the Premises, and in the event that over a thirty (30) day period, Landlord’s metering and testing procedures demonstrate that Tenant is not utilizing on a daily average business day basis, all of the amps initially reserved by Tenant in this Subsection (d), Landlord may reclaim up to seventy-five percent (75%) of any amperage Landlord reasonably determines through such process is being unused by Tenant. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.

8. Additional Expenses.

8.1 Pro Rata Share. Tenant shall also be obligated to pay to Landlord, Tenant’s pro rata share of Common Area Services costs, Real Property Taxes and Insurance, such share being the percentage that the square foot area of the Premises bears to the total square foot area of the building(s) comprising the Project. The Real Property Taxes, Insurance and Common Area Services costs are herein called the “Additional Expenses”. Tenant’s estimated pro-rata share is 36.11%. If the Project size increases or decreases, Tenant’s pro-rata share shall be adjusted accordingly. The total square foot area of the buildings comprising the Project at the time of the execution of the Lease is approximately 231,180 sq. ft.

8.2 Real Property Tax. “Real Property Tax” as used herein shall be deemed to mean property tax, consulting and attorneys’ fees, and taxes and assessments (including but not limited to real property taxes and assessments or taxes and assessments imposed in lieu thereof), licenses and levies of every kind or character, whether general, special, ordinary or extraordinary, which may be taxed, charged, levied or imposed by the municipality or other governmental authority (state, local or federal) upon or against the Premises, the leasehold estate created, or which may arise out of the use and operation by Tenant of the Premises, or which may be imposed against the Project as a whole. Real Property Tax does not, however, include Landlord’s federal or state or local income, franchise, inheritance, gift, estate, rollback, rent, or margin taxes, or any other tax based on revenues of the Landlord. If the Project is not separately assessed, Tenant’s share of the Real Property Taxes payable by Tenant shall bear the same relationship as the square footage of the Premises bears to the total square footage of the building(s) comprising the Project.

8.3 Insurance. “Insurance” as used herein shall include Landlord’s insurance as provided for in Paragraph 15.5 hereof.

8.4 Common Area Services. “Common Area Services” costs shall include: cleaning of appurtenant streets, parking areas and service areas; replacement of exterior Iighting fixtures and bulbs; window washing; exterior pest extermination control; property management fees paid by Landlord (which shall not exceed 3% of the gross revenues of the Project); salary allocations for maintenance personnel; restriping of parking areas; re-surfacing of parking area; exterior water, cleaning and maintaining landscaped areas; maintenance costs other than those associated with Landlord’s duties as defined in Paragraph 9.1; and routine maintenance and inspection of fire protection systems as required by Landlord and/or governmental authorities. Landlord and Tenant expressly agree that all services to be performed by Landlord, including maintenance, repairs and property management of the Premises and the common area surrounding the Premises, exclusively involve the exercise of professional judgment by Landlord and Landlord’s agents. Notwithstanding anything in this Lease to the contrary, Insurance and Common Area Services costs shall not include any of the following:

(1) costs of original construction of the Project or any expansion, remodeling or renovation thereof, whether mandated by law or otherwise including, without limitation, costs of (i) correcting defective conditions in the Buildings of the Project resulting from defects in or inadequacy of the initial design or construction of the same, or (ii) correcting code violations, or (iii) fines or citations in connection with any of the foregoing;

(2) without limiting the generality of other exclusions contained herein, capital expenditures (i.e. expenditures which, in the customary course of maintenance practice for industrial buildings similar in type and location to that of the Project, do not recur annually). Subsequent to the fifth Lease Year of the Term, only the following capital expenditures shall be permitted, all of which must be commercially reasonable in amount: (a) capital expenditures that reduce Common Area Services costs (but not to exceed the amount of any savings); (b) the depreciation (but not interest thereon) of the cost of parking lot resurfacing, calculated on a straight line basis over a useful life of not less than seven (7) years; (c) depreciation (but not interest thereon) of the cost of replacement of HVAC equipment serving the common areas, calculated on a straight line basis over a useful life of not less than ten (10) years, and (d) costs of equipment (or rentals therefor) directly used in the performance of maintenance functions calculated on a straight line basis over a useful life of the item in question but not less than ten (10) years;

(3) costs of replacing, repairing, or restoring the Project, or any portion thereof, in the event of (i) a casualty of any type, regardless of whether insurable or uninsurable, insured or uninsured and regardless of whether any costs (or deficiencies) result from deductibles or self-insured retention; or (ii) the exercise of the power of eminent domain;

(4) any costs or expenses associated with the investigation, monitoring, removal, cleanup or remediation of any Hazardous Substances (as herein defined) from the Project, any restoration in connection therewith or compliance with any Environmental Laws (as herein defined);

(5) principal and/or interest payments on any financing for the Project or any portion thereof or .rental under any ground lease or other underlying lease;

(6) reserves for anticipated future expenses which would be incurred subsequent to the then current accounting year;

(7) the cost of performing repairs to individual tenant spaces (including the Premises) pursuant to Landlord’s obligations to repair under this Lease and other tenants’ leases;

(8) legal fees, leasing commissions, advertising expenses, audit fees and other costs incurred in connection with the development, leasing or operation of the Project, or in connection with negotiations or disputes with tenants, occupants or prospective tenants or occupants or third parties, or legal fees incurred in connection with this Lease.

(9) any and all other costs associated with the operation of the business of Landlord as distinguished from the costs of maintenance of the common areas. Such excluded items shall specifically include, but shall not be limited to, formation of the Landlord entity, internal accounting and legal matters including, but not limited to, preparation of tax returns and financial statements and gathering of data therefor, costs of selling, syndication, financing, mortgaging or hypothecating any of Landlord’s interest in the Project or any portion thereof, salaries and bonuses of officers and executives of Landlord and compensation paid to clerks, attendants or other persons (except as otherwise provided herein) and costs of any disputes between Landlord and its employees;

(10) Contributions to Common Area Costs by tenants or occupants whose space is permitted by the provisions of this Lease to be excluded from the denominator of the Tenant’s proportionate share fraction.

8.5 Payment of Additional Expenses. For each month during the Term of this Lease, Tenant shall pay one-twelfth (1/12th) of its proportionate share of the estimated annual amount of Additional Expenses and common water and sewer charges at the same time and same place as the payment of Base Rent for each month. The amount of the annual Additional Expense estimates shall be determined by Landlord, such estimates to be subject to adjustment from time to time upon written notice to Tenant. Upon determination by Landlord of the actual Additional Expenses, a cash adjustment shall be made between Landlord and Tenant within thirty (30) days after request by either party if the sum of the additional amounts for taxes, insurance and the actual amount for Common Area Services differs from the total estimated monthly payments which Tenant has paid to Landlord.

8.6 Cap on Additional Expenses. Notwithstanding anything contained herein to the contrary, beginning January 1 following the first calendar year after the Commencement Date, Tenant’s pro rata share of Controllable Additional Expenses (as defined herein) for the Project for any calendar year shall not increase by more than five percent (5%) of Tenant’s pro rata share of Controllable Additional Expenses for the Project for the previous calendar year. “Uncontrollable Additional Expenses” shall mean: (a) all Real Property Tax, taxes, assessments, excises, tax levies, fees and all governmental charges, whether general or special of every character in respect of the Project or rental payments from tenants which may be assessed or be a lien upon Landlord’s interest in the Project, the Project or any rent therefrom, or any occupancy, operation, use or possession of, sales from or activity conducted on or in connection with the Project; all sales taxes on rental payments; and the reasonable costs and expenses of contesting the validity or amount of any such taxes, assessments, fees and charges; (b) Insurance and insurance premiums incurred by Landlord in connection with the Project, including, without limitation, premiums for fire/hazard, extended coverage, boiler, sprinkler, public liability, property damage, earthquake and other insurance applicable to the Project and/or its improvements; (e) water, sewer, electrical and other utility charges for the Project; and (d) necessary capital expenditures permitted by this Lease. “Controllable Additional Expenses” shall mean all Additional Expenses other than Uncontrollable Additional Expenses.

8.7 Personal Property. Tenant shall pay, before delinquency, any and all taxes, assessments, licenses, fees and public charges levied, assessed or imposed and which become payable during the Term upon Tenant’s fixtures, furniture, appliances and personal property installed or located in or about the Premises.

8.8 Records; Right to Audit. Landlord, for a period of ninety (90) days after its demand for payment, shall make available to Tenant during reasonable business hours after reasonable notice, for inspection and copying, all records of Landlord relating to the Real Property Taxes, Insurance or Common Area Services payments made by Tenant. Landlord shall keep good and accurate books and records in accordance with generally accepted accounting principles concerning the operation, maintenance and repairs of the Common Area Services. Tenant or its designated agent shall have the right at its own cost and expense to audit and/or inspect Landlord’s records to determine the amount of Common Area Services costs applicable with respect to the Premises, Building or the Project using the most current figures then available to Landlord. Tenant shall give Landlord not less than thirty (30) days’ written notice of its intention to conduct any such audit. If such audit discloses that the amount payable by Tenant as Common Area Services costs has been overstated, Tenant’s obligation for Common Area Services costs shall be recalculated and Landlord shall rebate to Tenant the overcharge or, at Tenant’s election, Tenant may offset the amount of the overcharge against Common Area Services costs thereafter becoming due. If such audit reveals an overpayment of Common Area Services costs of five percent (5%) or more is owed to Tenant as a result of such audit, Landlord shall promptly pay Tenant the reasonable cost of said audit.

9. Maintenance and Repairs.

9.1 Landlord’s Duties. In addition to Landlord’s responsibilities contained in Paragraph 7.1 above, Landlord, at its sole cost and expense, shall maintain in a good state of repair and in “water tight” condition the roof and exterior walls (excluding glass windows and doors) and all structural portions of the roof, exterior walls (excluding glass windows and doors), floors and foundations of the Premises, except for any repairs caused by the negligent acts or omissions of Tenant, Tenant’s agents, employees or invitees. All requests for repairs or maintenance that are the responsibility of Landlord hereunder must be made to Landlord in writing, and Landlord shall have a reasonable time within which to perform such repairs or maintenance. If Landlord fails to make such repairs within a reasonable time, then Tenant may notify Landlord in writing of the need for such repairs, and if such repairs are not made within seven (7) days after the date of Tenant’s letter, Tenant may proceed to make such repairs and deduct the reasonable and documented costs of such repairs from the amount of Base Rent next coming due. In the event of a bona fide emergency where immediate action is required, no prior notice from Tenant shall be required but Tenant shall attempt to notify Landlord as soon as reasonably practical under the circumstances.

9.2 Tenant’s Duties. Tenant, at its sole cost and expense, shall provide interior pest extermination services and shall maintain in a clean and sanitary condition and in a good state of repair all other portions of the Premises, including, but in no way limited to, all plumbing, wiring, glazing, interior and exterior windows, interior and exterior doors, floors, ceilings, interior walls and the interior surface of exterior walls, all fixtures, fire protection systems, equipment and signs, except for repairs caused by the negligent acts or omissions of Landlord and its agents. Tenant shall assume the responsibility for repairs and replacement of heating and air conditioning systems (the “HVAC”) servicing the Premises. Without limiting the generality of the immediately preceding sentence: (a) Tenant shall replace all filters in the HVAC systems as recommended by the manufacturer’s specifications; and (b) Tenant shall have the entire heating, ventilation and air conditioning equipment maintained by a qualified or licensed HVAC contractor, as required, but at least quarterly. Tenant shall provide Landlord with a copy of the invoice or report from the company engaged for maintenance of the HVAC, giving evidence that the system has been properly maintained. If Landlord has not received from Tenant within thirty (30) days of the end of each quarter, a copy of the invoice or report, then Landlord shall have the right to have the HVAC inspected and/or maintained if required by a company to be selected by Landlord. Landlord shall bill Tenant for the cost of this inspection and/or maintenance, which shall be paid within ten (10) days of receipt of Landlord’s invoice. Landlord covenants and agrees that Tenant shall have the full benefit of any warranty applicable to the HVAC or any other items for which Tenant is responsible to maintain under this Lease.

9.3 Parking Lot Damage. Tenant shall not be permitted to dump or drain any garbage, waste water, refuse, liquids or any other materials directly onto the parking lot surface within the Project without the prior written consent of Landlord. Tenant shall also be responsible for any damage to the parking lot caused by vehicles and equipment utilized in connection with Tenant’s use of the Premises.

9.4 Failure to Perform. In the event Tenant fails to maintain the Premises pursuant to the above provisions, Landlord shall give Tenant notice to do such acts as are reasonably required to so maintain the Premises. In the event Tenant fails to promptly commence such work and diligently pursue it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand or deducted by Landlord from the Security Deposit. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as a result of performing any such work.

9.5 Condition at End of Term. Upon the termination of this Lease or upon the expiration of the Term, Tenant shall surrender the Premises in the same condition as received, normal wear and tear and damage by earthquake, act of God or the elements alone or other casualty excepted. Specifically, Tenant agrees to reasonably clean such surfaces of dirt, grease, paint, tire marks or other discoloration prior to surrendering the Premises to Landlord upon the termination of this Lease. Tenant’s duties hereunder shall include the duty to clean the Premises and to deliver the current keys to Landlord. Failure to do so shall constitute a failure to perform under Paragraph 9.4 above. This Paragraph 9.5 shall be applicable to any construction items that Landlord may approve of in writing during the Term.

10. Alterations. Excluding the work to be performed under Exhibit “B” attached hereto, • Tenant shall not make or permit to be made any alterations or changes in or additions to the exterior or structural interior of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except for non-structural alterations which do not exceed $25,000 in any single instance, which shall not require the consent of the Landlord. If Tenant is not in default hereunder, Tenant shall, unless otherwise specifically waived in writing by Landlord prior to the expiration of this Lease or any extension thereof, remove all trade fixtures, equipment and improvements which Tenant has placed in the Premises, and repair all damages to the Premises caused by such removal and restore the Premises to their original condition (the condition existing as of the Commencement Date) as provided in Paragraph 9.5 above. All remaining alterations, additions, improvements and fixtures shall remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease, unless Landlord requests their removal, in which event Tenant, at Tenant’s sole cost and expense, shall remove the same and restore the Premises to its original condition at Tenant’s expense, provided that Landlord notifies Tenant in writing of such removal requirement of such alterations, additions, improvements or fixtures.

11. Liens. Tenant shall keep the Premises, and any building of which the Premises is a part, free and clear of any liens arising out of work performed or caused to be performed by Tenant and shall indemnify, hold harmless and defend Landlord from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant. In the event any lien is filed, Tenant shall do all acts necessary to discharge or bond over such lien within thirty (30) days of filing; or, if Tenant desires to contest any lien, then Tenant shall deposit with Landlord such security as Landlord shall reasonably demand to ensure the payment of the lien claim. In the event Tenant shall fail to pay or bond over any lien claim when due or shall fail to deposit the security with Landlord, then Landlord shall have the right to expend all sums reasonably necessary to discharge the lien claim, and Tenant shall pay promptly after demand all sums expended by Landlord in discharging any lien, including reasonable attorneys’ fees and costs.

12. Entry. Landlord and its agents shall have the right at any reasonable time to enter upon the Premises upon no less than 24-hours’ prior written notice for the purposes of inspection, construction, serving or posting notices, showing to a prospective purchaser or tenant (within the last 6 months of the Term), or making any changes or alterations or repairs which Landlord shall deem reasonably necessary for the protection, improvement or preservation of the Premises or the building of which the Premises are a part, or for any lawful purpose. At any time within one hundred twenty (120) days prior to the expiration of the Term of the Lease, Landlord may place on the Premises any usual or ordinary “For Lease” signs.

13. Assignment and Subletting. Except for a Permitted Transfer described below, Tenant shall not assign, pledge or encumber this Lease, or sublet the whole or any part of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. In the event any assignment or subletting of this Lease is made with or without Landlord’s consent, Tenant shall nevertheless remain liable for the performance of all of the terms, conditions and covenants of this Lease. Tenant shall promptly remit to Landlord all sums which Tenant receives as the result of any such subletting or assignment in excess of the fixed rental payments to Landlord required hereunder, whether or not such subletting or assignment is consented to by Landlord. Any assignment or subletting without the prior written consent of Landlord shall be void and constitute a breach of the Lease and shall, at the option of the Landlord, terminate the Lease. No consent to any assignment, voluntarily or by operation of law, of this Lease or any subletting of said Premises shall be deemed to be a consent to any subsequent assignment or subletting. Notwithstanding anything to the contrary contained in the Lease, Tenant may assign this Lease without the approval or consent of Landlord and without charge to: (a) any entity resulting from a merger, reorganization or consolidation of or with Tenant, (b) any entity succeeding to the business of Tenant and acquiring substantially all of the assets of Tenant or a majority of the equity interests of Tenant, or (c) any entity controlled, controlling or under common control with Tenant, provided that: (i) Tenant shall not then be in default under this Lease beyond expiration of any applicable notice, grace or cure period, (ii) in each instance, the succeeding entity shall assume in writing all of the obligations of this Lease on the part of Tenant, and (iii) Tenant provides Landlord with (a) a copy of the instrument effectuating such transfer or subletting, and (b) reasonable evidence supporting the basis on which such transfer or subletting does not require Landlord’s prior written consent (each a “Permitted Transfer”). Such assignment or transfer shall in no manner relieve Tenant of any of the obligations undertaken by it under this Lease.

14. Indemnification.

14.1 Tenant’s Obligation. During the Term, Tenant shall hold harmless, indemnify and defend Landlord and Landlord’s management company and their employees, agents, owners, directors and officers against all claims, demands and actions for loss, liability, damage, cost and expense (including reasonable attorneys’ fees) resulting from (i) injury or death to any person on the Premises and damage to property on the Premises caused by the act or omission of any person, or (ii) injury or death to any person on the Project and damage to property on the Project caused by the act or omission of Tenant or any employees, agents, owners, directors, or officers of Tenant, excepting from both (i) and (ii) above in this Section 14.1, any loss or damage caused by an act or omission of Landlord and/or Landlord’s management company, or any employees, agents, owners, directors or officers of any of the foregoing.

14.2 Landlord’s Obligation. Landlord shall hold harmless, indemnify and defend Tenant, its employees, agents, owners, directors and officers against all claims, demands and actions for loss, liability, damage, cost and expense (including reasonable attorneys’ fees) resulting from injury or death to any person outside of the Premises and damage to property outside of the Premises caused by the willful act or negligence of Landlord, its employees, agents, owners, directors or officers while in, upon, or connected in any way with the Project during the term.

15. Insurance Coverage.

15.1 Tenant’s Insurance Requirements. Tenant shall purchase, at its own expense, and maintain during the entire Term of this Lease and any extension Terms, insurance coverage as follows:

(a) Property Insurance. Property insurance covering risks of direct physical loss, including, but not limited to, loss occasioned by fire, extended coverage perils, leakage or overflow of domestic water appliances (including automatic sprinkler systems), and theft, covering the replacement cost of all of the personal property, fixtures and all leasehold improvements in or about the Premises (herein “Tenant’s Personal Property”). This insurance must be written on an “all risk” or “special form” policy form and must include an agreed-amount endorsement for no less than one hundred percent (100%) of the full replacement cost of the leasehold improvements in the Premises (new, without deduction or depreciation), must be written in amounts of coverage that meet any coinsurance requirements of the policy or policies, and must include vandalism and malicious mischief coverage and sprinkler coverage. This policy must be endorsed and the Certificate of Insurance must show:

●	Waiver of Subrogation in favor of Landlord.

●	Waiver of Subrogation in favor of Building’s Managing Agent.

●	Additional Insured Endorsement in favor of Landlord.

●	Additional Insured Endorsement in favor of Building’s Managing Agent.

(b) Commercial General Liability. Commercial general liability insurance on an occurrence form providing for bodily injury, property damage, independent contractors, products liability and completed operations, broad form contractual liability, broad form property damage and explosion, collapse and underground hazards, including liability coverage for Tenant’s invitees for any act or omission which may occur by or to any invitee in the Project, with limits of liability of:

●	$2,000,000 General Aggregate (per location)

●	$1,000,000 Products and Completed Operations Aggregate

●	$1,000,000 Personal and Advertising Injury Limit

●	$2,000,000 Each Occurrence

●	$50,000 Eire Damage

●	$5,000 Medical Expense

This policy must be endorsed and the Certificate of Insurance must show:

●	Waiver of Subrogation in favor of Landlord.

●	Waiver of Subrogation in favor of Building’s Managing Agent.

●	Additional Insured Endorsement in favor of Landlord.

●	Additional Insured Endorsement in favor of Building’s Managing Agent.

(c) Worker’s Compensation. Statutory worker’s compensation and employers’ liability coverage at limits of:

●	$500,000 Each Accident

●	$500,000 Each Employee by Disease

●	$500,000 Policy Limit by Disease

(d) Umbrella Liability. Umbrella liability in an amount of at least $1,000,000 per occurrence.

15.2 Policy Requirements.

(a) Insurance policies required by this Lease shall:

(i) Be issued by insurance companies licensed to do business in the State of Texas, with general policyholder’s ratings of at least A and a financial rating of at least XI in the most current “Best Key Rating Guide” available on the date hereof; if the ‘Best’s” ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies;

(ii) Provide that the insurance may not be cancelled or not renewed or materially reduced in the scope or amount of coverage unless thirty (30) days’ prior written notice is given to Landlord;

(iii) Have deductibles not greater than $10,000 (or such greater amount with the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed);

(iv) Be primary insurance for all claims under such insurance and must provide that any insurance carried by Landlord or Landlord’s manager is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and

(v) Be maintained during the entire Term and any Renewal Terms.

(b) By the Commencement Date and at least five (5) business days prior to each renewal of its insurance policies, Tenant’s insurance producer shall deliver certificates of insurance directly to Landlord, and not through Tenant. The certificate shall specify amounts, types of coverage, all additional insured endorsements, all loss payee endorsements, all mortgagee clauses, and all waivers of subrogation, and the insurance criteria listed in Section 15.2(a), above. The policies shall be renewed or replaced and maintained by the Tenant as herein provided.

(c) In the event Tenant fails to procure, maintain, and/or pay for the insurance required by this Lease, at the times and for the duration specified in this Lease, Landlord shall have the right (but not the obligation), at any time and from time to time, and without notice, to procure such insurance and/or pay the premiums for such insurance, in the event that Landlord procures such insurance or pays such premiums, Tenant shall repay Landlord, immediately upon demand by Landlord, as additional rent, all sums so paid by Landlord together with interest thereon and any costs or expenses incurred by Landlord in connection therewith, without prejudice to any other rights and remedies of the Landlord under this Lease, but Tenant will nevertheless be in default hereunder (such failure to be deemed an Event of Default) until Landlord is fully reimbursed for all such costs.

15.3 Legal Use and Violations of Insurance Coverage. Tenant covenants and agrees with Landlord not to occupy or use, or permit any portion of the Premises to be occupied for any business or purpose which is unlawful, disreputable, or deemed to be extra-hazardous on account of fire, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents. If Tenant does anything, or permits anything to be done, on the Premises which may or does cause the rate of fire or other insurance on the Premises or on other property of Landlord or of others within the Building to be increased beyond the rate which would otherwise have been from time to time applicable to the Premises or any other portion of the Project absent such action by Tenant, Tenant will have thirty (30) days after receipt of written notice from Landlord to remedy such conditions, and if it fails to do so, Tenant will pay, as additional rent, the amount of any such increase within ten (10) days after Landlord’s written demand. However, if Tenant takes any such action without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, such action shall constitute an Event of Default hereunder irrespective of whether Tenant pays such increase in insurance costs (after expiration of the notice and cure periods set out in Section 16 below).

15.4 Blanket Policy. Any insurance required of Tenant under this Lease may be furnished by Tenant under a `Blanket Policy” carried by it. Such Blanket Policy shall contain an endorsement that names Landlord as an additional insured, references the Premises, guarantees a minimum limit available for the Premises equal to the insurance amounts required in this Lease, and otherwise satisfy each and every policy requirement required for the insurance policies to be provided by Tenant as provided herein.

15.5 Landlord’s Insurance. Landlord shall, during the Term, insure the Project on a replacement cost basis in such amounts as Landlord may deem reasonably appropriate in its sole discretion, and the cost of such insurance shall be an Additional Expense hereunder. Landlord does not undertake any responsibility to insure any leasehold improvements. Landlord will, upon written request, provide Tenant with copies of insurance certificates for any such coverage.

15.6 Waiver of Claims and Subrogation.

(a) All insurance policies (other than worker’s compensation insurance) which Tenant must carry pursuant to Article 15 of this Lease shall contain one of the following provisions and/or endorsements (“Waiver Provision”):

(i) An express waiver of any right of subrogation by the insurance company against Landlord and its agents and employees; or

(ii) A statement that the policy shall not be invalidated should the insured waive in writing, prior to a loss, any or all rights of recovery against any party for losses covered by such policies.

(b) To the extent obtainable, Landlord’s property insurance policy covering the building shall also contain a Waiver Provision in one of the alternative forms provided in subsection 15.6(a), above. Any increased premium cost incurred by Landlord by reason of such Waiver Provision shall be paid by Tenant, provided, however, if Landlord is unable to obtain a waiver of subrogation from its insured, then any agreement to obtain such a waiver shall be null and void.

16. Default and Remedies.

16.1 Default by Tenant. Tenant shall be deemed in default (an “Event of Default”) hereof in the event Tenant should:

(a) Default in the prompt payment of Total Rent or any Additional Expenses when the same is due and continue in such default for ten (10) days after Tenant’s receipt of written notice from Landlord describing such amount; or

(b) Remain in violation of any other of the covenants to be performed by Tenant hereunder after the expiration of twenty (20) days following the receipt of notice of such violation, except if such violation is not reasonably capable of being cured within said 20-day period, then so long as Tenant has commenced to cure such violation within said 20-day period, then Tenant shall have an additional thirty (30) days takes to cure such violation provided that Tenant diligently pursues such cure to completion; or

(c) Generally fail to pay its debts as they become due or admit in writing its inability to pay debts; or

(d) File a voluntary petition in bankruptcy, be adjudged bankrupt, be placed in or subjected to receivership, or make an assignment for benefit of creditors; or

16.2 Landlord Remedies. Upon an Event of Default, Landlord shall have the right to pursue any one or more of the following remedies without any notice or demand whatsoever:

(a) Landlord may terminate this Lease, or terminate Tenant’s rights (including, but not limited to, Tenant’s right of possession) under this Lease (but not Tenant’s obligations), and in either event Landlord shall have the right to immediate possession of the Premises and may reenter the Premises and remove all persons and property therefrom by any lawful means, without being guilty in any manner of trespass or otherwise; and any and all damages to Tenant, or persons holding under Tenant, by reason of such re-entry are hereby expressly waived; and any such termination or re-entry on the part of Landlord shall be without prejudice to any remedy available to Landlord for arrears of Rent, breach of contract, damages or otherwise, nor shall the termination of this Lease or of Tenant’s rights under this Lease by Landlord acting under this subsection be deemed in any manner to relieve Tenant from the obligation to pay the Rent and all other amounts due or to become due as provided in this Lease for and during the entire unexpired portion then remaining of the Term; and

(b) Without terminating this Lease, enter upon the Premises, by any lawful means, and without being guilty in any manner of trespass or otherwise and without liability for any damage to Tenant or persons holding under Tenant by reason of such re-entry, all of which are hereby expressly waived, and do or perform whatever Tenant is obligated hereunder to do or perform under the terms of this Lease; and Tenant shall reimburse Landlord on demand for any expenses or other sums which Landlord may reasonably incur or expend (), pursuant to this Subsection (c), and Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord; provided, however, nothing in this subsection shall be deemed an obligation or undertaking by Landlord to remedy any such defaults of Tenant.

(c) Landlord may alter any and all locks and other security devices denying access to the Premises without notice; In the event that Landlord has repossessed the Premises as aforesaid or has elected to terminate this Lease by reason of Tenant’s default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Premises at any time, regardless of amounts subsequently paid by Tenant; provided, that in any such instance, during Landlord’s normal business hours and at the convenience of Landlord, and upon receipt of a written request from Tenant accompanied by such written waivers and releases as Landlord may require, Landlord may, at its option, (1) escort Tenant or its authorized representative to the Premises to retrieve any personal belongings or other property of Tenant not subject to the Landlord’s lien or security interest described herein, or (2) obtain a list from Tenant of such personal property Tenant intends to remove, whereupon Landlord shall remove such property mid make it available to Tenant at a time and place designated by Landlord. In the event Landlord elects option (2) above, Tenant shall pay, in cash and in advance, all reasonable costs and expenses estimated by Landlord to be incurred in removing such property and making it available to Tenant, including, but not limited to all moving and/ or storage charges theretofore incurred by Landlord. If Landlord elects to exclude Tenant from the Premises without permanently repossessing the Premises or terminating this Lease pursuant to the foregoing, then Landlord shall not be obligated to permit Tenant entry into the Premises or provide Tenant with a key to re-enter the Premises until such time as all delinquent rental and other sums, including interest and late charges thereon, if any, due under this Lease have been fully paid, and all other defaults, if any, have been completely cured to Landlord’s reasonable satisfaction, and Landlord has been given. assurances by Tenant reasonably satisfactory to Landlord evidencing Tenant’s ability to satisfy its remaining obligations under this Lease. Landlord’s remedies hereunder shall be in addition to, and not in lieu of, any of its other remedies set forth in this Lease, or otherwise available to Landlord at law or in equity. It is intended that this paragraph, and the provisions herein contained, shall supersede and be paramount to any conflicting provisions of the Texas Property Code, as well as any successor statute governing the rights of landlords to change locks of commercial tenants; and

(d) Pursuit of any of the foregoing remedies by Landlord shall not preclude pursuit of any other remedies herein provided Landlord or any other remedies provided by law, nor shall pursuit of any of the other remedies herein provided constitute a forfeiture or waiver of any Rent due Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

In the event of termination of this Lease or of Tenant’s rights under this Lease by Landlord as provided in this subsection, Landlord shall use reasonable efforts to relet the Premises upon such terms, conditions and covenants as are deemed proper in Landlord’s sole discretion for the account of Tenant, and in such event, Tenant shall pay to Landlord all costs of renovating and altering the Premises for a new tenant or tenants (but not beyond returning the Premises to a shell condition) in addition to all brokerage and/or legal fees reasonably incurred by Landlord in connection therewith, and Landlord shall credit Tenant only for such amounts as are actually received from such reletting during the remainder of the Term. Alternatively, at the election of Landlord, Tenant covenants and agrees to pay as damages to Landlord, upon any such termination by Landlord of this Lease or of Tenant’s rights under this Lease, such sum as at the time of such termination equals the amount of the excess, if any, of the then present value of all the Rent which would have been due and payable hereunder during the remainder of the full Term (had Tenant kept and performed all agreements and covenants of Tenant set forth in this Lease) over and above the then present rental value of the Premises for said remainder of the Term. For purposes of present value calculations, Landlord and Tenant stipulate and agree to a discount rate of six percent (6%) per annum. In the event of termination or repossession of the Premises due to an Event of Default by Tenant, Landlord shall use commercially reasonable efforts to mitigate its damages.

16.3 Landlord’s Lien. Tenant hereby grants to Landlord a lien and security interest in and on all personal property (excluding inventory) of Tenant now or hereafter placed in or upon the Premises or its common areas, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant. Such lien and security interest shall be in addition to and cumulative of Landlord’s statutory liens. The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under the Texas Business and Commerce Code, however any Landlord’s statutory or contractual lien rights of Landlord to Tenant’s personal property shall be automatically subordinate to any third party lenders having a purchase-money security interest or other interest in any such personal property of Tenant (“Superior Rights Holders”), and Landlord agrees to promptly execute and return within ten (10) days after receipt thereof, any documents reasonably requested by Tenant or any Superior Rights Holder to reflect the foregoing subordination of Landlord’s security interest in Tenant’s personal property as set forth in this Section 16.3.

17. Bankruptcy of Tenant. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., any and all funds payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all funds or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

18. Settlements of Disagreements. In the case of any and all claims or disputes arising between or among any two (2) or more parties in interest, if the parties in interest are unable to resolve the matter within a reasonable period of time, all of the parties in interest hereby agree to submit such claim or dispute to mediation in accordance with the rules and procedures set forth in Chapter 154 of the Texas Civil Practice and Remedies Code, as amended from time to time. The parties in interest hereby agree that all such claims and/or disputes will be submitted to mediation before any lawsuit is filed, or other formal action is taken, to resolve such claim or dispute by or through the litigation or arbitration processes; provided, however, that the provisions hereof shall not prevent any party from filing a lawsuit, or taking any other action, as may be necessary to preserve the legal rights of that party from impairment or extinction under any applicable statute of limitation, or other similar statue or rule of law. Each of the parties in interest hereby agrees to give the other parties in interest written notice of any claim or dispute which the parties in interest desires to submit to mediation under the procedures contained herein. Upon the giving of such written notice, the parties in interest shall first seek to agree on the person or persons who shall function as the mediator or mediators in connection with the mediation proceeding. If, after a reasonable period of time, the parties in interest are unable to agree on a suitable mediator, they shall request the judge of the Presiding District Court of Bexar County, Texas, to appoint a duly qualified mediator to conduct the mediation. The parties in interest shall bear equally the fees charged by the mediator and other associated costs of the mediation process. In connection with any such mediation, the parties in interest hereby agree to make a good faith effort to settle their disputes and resolve any claims through the mediation process. If, however, after a good faith effort to resolve any such dispute or claim through mediation, no settlement or resolution is achieved, the parties in interest shall be free to initiate litigation or to take whatever other action they may desire or deem appropriate in the circumstances, if the amount in controversy exceeds $20,000.00. If, however, the amount in controversy is $20,000.00 or less, the parties in interest shall submit their dispute to binding arbitration in accordance with the rules and regulations then currently published by the American Arbitration Association, except to the extent that the parties in interest are able to agree to alternative procedures. For example, notwithstanding the rules established by the American Arbitration Association, if the parties in interest can agree upon one or more arbitrators to decide their dispute, such arbitrator or arbitrators are hereby vested with the authority to hear and resolve the dispute or claim between the parties in interest in accordance with any rules and procedures agreed to by the parties to the dispute. In the absence of such agreement, or to the extent the parties cannot agree, the rules and procedures of the American Arbitration Association shall govern.

19. Damage to Premises By Fire or Other Casualty.

19.1 Restoration of the Premises. In the event that the Premises are damaged by fire or other casualty, Tenant shall give immediate written notice of such damage to Landlord and to any mortgagee of the Premises whose address shall have been furnished it, and Landlord shall proceed with all reasonable diligence to commence and complete restoration of the Premises within one hundred eighty (180) days from the date of such damage, during which restoration period this Lease shall remain in full force and effect, except that Total Rent shall be reduced in proportion to the percentage which the area of the unusable portion of the Premises bears to the area of the entire Premises. Landlords obligation to restore the Premises shall be limited to the scope of Landlord’s original work and to the amount of insurance proceeds actually received, and Tenant shall be entirely responsible for the restoration of improvements by Tenant or Tenant’s personal property. In the event that the Premises cannot be restored within one hundred eighty (180) days of such damage, then either Landlord or Tenant may cancel this Lease effective upon written notice of such cancellation given to the other party.

19.2 No Restoration. Notwithstanding anything contained hereinabove to the contrary, in the event that any mortgagee of the Premises refuses to make the proceeds of Landlord’s insurance immediately available to Landlord for the restoration of the Premises, or in the event that such damage is the result of any casualty other than a casualty for which Landlord is required by this Lease to provide insurance, or in the event that the cost of such restoration is estimated to exceed eighty percent (80%) of the replacement cost of the entire Premises, then Landlord, at Landlord’s option, shall be released from the obligation to restore the Premises by giving notice of such and of Landlord’s election not to so restore, which notice must be given to Tenant within sixty (60) days of the date of the damage, in which event Tenant may terminate this Lease effective upon the date of destruction and receive a refund of any rents paid for the period of time after the destruction.

20. Environmental Matters.

The following definitions shall be used for the purposes of this Lease:

a. “Contamination” as used herein means the presence of or release of Hazardous Substances (as hereinafter defined) into any environmental media from, upon, within, below, into or on any portion of the Premises, the Building, the building common area or the Project so as to require remediation, cleanup or investigation under any applicable Environmental Law (as hereinafter defined).

b. “Environmental Laws” as used herein means all federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, concerning protection of human health, safety and the environment, all as may be amended from time to time.

c. “Hazardous Substances” as used herein means any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste as those terms are defined by any applicable Environmental Laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. [“RCRA”]) and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.

1. Tenant covenants that all its activities on the Premises, the Building, or the Project during the Term will be conducted in compliance with Environmental Laws. Tenant warrants that to Tenant’s actual knowledge as of the date of this Lease that it is currently in compliance with all applicable Environmental Laws and that there are no pending or threatened notices of deficiency, notices of violation, orders, or judicial or administrative actions involving alleged violations by Tenant of any Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall be responsible for obtaining all permits or licenses or approvals under Environmental Laws necessary for Tenant’s operation of its business on the Premises and shall make all notifications and registrations required by any applicable Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall at all times comply with the terms and conditions of all such permits, licenses, approvals, notifications and registrations and with any other applicable Environmental Laws. Tenant warrants that it has obtained all such permits, licenses or approvals and made all such notifications and registrations required by any applicable Environmental Laws necessary for Tenant’s operation of its business on the Premises.

2. Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Premises, the Building, or the Project by or at the direction of Tenant without the prior written consent of Landlord, provided, however, that the consent of Landlord shall not be required for the use at the Premises of cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with normal and ordinary use by Tenant in the routine operation or maintenance of Tenant’s business operations, office equipment or in the routine janitorial service, cleaning and maintenance for the Premises.

3. Tenant shall not cause or permit the release of any Hazardous Substances by Tenant or its agents, contractors, employees or invitees into any environmental media such as air, water or land, or into or on the Premises, the Building or the Project in any manner that violates any Environmental Laws. If such release shall occur, Tenant shall (i) take all steps reasonably necessary to contain and control such release and any associated Contamination, (ii) clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws, and (iii) notify and keep Landlord reasonably informed of such release and response.

4. Regardless of any consents granted by Landlord allowing Hazardous Substances upon the Premises, Tenant shall under no circumstances whatsoever (i) cause or permit any activity on the Premises which would cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder; (ii) discharge Hazardous Substances into the storm sewer system serving the Project; or (iii) install any underground storage tank or Underground piping on or under the Premises.

5. Tenant shall and hereby does indemnify Landlord and hold Landlord harmless from and against any and all expense, loss, and liability suffered by Landlord (with the exception of those expenses, losses, and liabilities arising from Landlord’s own negligence or willful act), by reason of Tenant’s improper storage, generation, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances (whether accidental, intentional, or negligent) or by reason of Tenant’s breach of any of the provisions of this Paragraph 20. Such expenses, losses and liabilities shall include, without limitation, (i) any and all expenses that Landlord may incur to comply with any Environmental Laws as a result of Tenant’s failure to comply therewith; (ii) any and all costs that Landlord may incur in studying or remedying any Contamination at or arising from the Premises, the Building, or the Project; (iii) any and all costs that Landlord may incur in studying, removing, disposing or otherwise addressing any Hazardous Substances; (iv) any and all fines, penalties or other sanctions assessed upon Landlord by reason of Tenant’s failure to comply with Environmental Laws; and (v) any and all legal and professional fees and costs incurred by Landlord in connection with the foregoing. The indemnity contained herein shall survive the termination or expiration of this Lease.

6. Landlord shall have the right, but not the obligation, to enter the Premises at reasonable times throughout the Term upon no less than 24-hours’ prior written notice to audit and inspect the Premises for Tenant’s compliance with this Paragraph 20.

20.1 Hazardous Substances. Tenant shall not generate, cause or permit to be released (whether by way of uncapping, pouring, spilling, spraying, spreading, attaching, leaking or otherwise) into or onto the Premises, or the Project, or the surrounding areas (including the ground and ground water thereunder and the sewer and drainage system therein) any hazardous substances (as defined or established from time to time by applicable local, state or federal law). The term “Hazardous Substances” includes, among other things, hazardous waste. Tenant shall immediately notify Landlord if any such release occurs, and, as to any such release that has been caused or permitted by Tenant: (i) Tenant shall immediately and entirely remove such released hazardous substance at Tenant’s expense, and such removal shall be in a manner fully in compliance with all laws pertaining to the removal and storage or disposal thereof; and (ii) Tenant hereby agrees to hold Landlord, Landlord’s mortgagee, Landlord’s management company, its offices, directors, employees and agents (“Landlord et. al.”) harmless of and from any liability, public or private, resulting to Landlord as a result of such release by Tenant and agrees to, and does hereby, indemnify Landlord et. al. from and against any expense or cost incurred by Landlord, of any nature whatsoever, which results, in whole or in part, directly or indirectly, from a release of a hazardous substance which is caused or permitted by Tenant. Further, Tenant shall, upon Landlord’s demand and at Tenant’s sole expense, demonstrate to Landlord (through such tests, professional inspections, sampling or otherwise as is, normally and customarily considered sufficient for the purpose) that Tenant has not caused or permitted any such release of hazardous substances. In addition to the foregoing, Tenant shall at all times be in full compliance with all applicable codes, regulations, ordinances and statutes, whether local, state or federal, including applicable environmental laws, such as, for example, the Emergency PIanning and Community Right to Know Act of 1986, or Rule 111, and any amendments thereto. Notwithstanding anything in this Lease to the contrary, Tenant shall have no liability in connection with the presence of any Hazardous Substances on, in or under the Premises, Building, or the Project, or the violation of any Environmental Laws, which was not otherwise caused by Tenant or its agents, contractors, employees or invitees. The provisions of this paragraph shall survive the expiration or termination of this Lease.

21. Eminent Domain.

21.1 Definitions. For purposes of this Paragraph 21, the following definition shall apply:

1.	“Eminent Domain Proceeding” shall mean any administrative or judicial proceeding in condemnation or any conveyance in lieu thereof to an entity with eminent domain authority.

2.	“Date of Taking” shall mean the date on which the first of any of the following shall occur:

a.	Delivery of a conveyance document to an entity with eminent domain authority, conveying an interest in the Premises in lieu of condemnation;

b.	The deposit or delivery of the Award of the Special Commissioner’s in a condemnation proceeding giving a right of possession to the condemning authority; or

c.	The entry of a judgment in a condemnation proceeding conveying title in any portion of the Premises to the condemning authority.

3.	“Tenant Improvements” means real property improvements located within the Premises which remain the separate property of Tenant, including any cabling and removable trade fixtures (which remain the property of the Tenant as herein provided) in the Project. Tenant Improvements shall not include any improvements which become the property of the Landlord upon construction or installation (as provided hereinabove).

4.	“Substantial Portion of the Premises” means (a) twenty percent (20%) or more of the ground floor square footage area of the Building, or (b) the permanent denial of all driveway access onto the abutting public streets and Landlord is unable to provide substitute space or driveway access within reasonable proximity to the Premises.

21.2 Whole, Permanent Takings. If the whole of the Premises shall be permanently taken in eminent domain, this Lease shall terminate as of the Date of Taking, and all rentals or other charges paid or payable by Tenant hereunder shall be prorated as of the Date of Taking. The total compensation paid by the condemning authority (minus the amount paid for Tenant’s leasehold improvements) shall be the property of Landlord, except for those amounts which Tenant is entitled to claim, provided that such amounts do not reduce Landlord’s award.

21.3 Partial, Permanent Takings. If a Substantial Portion of the Premises is permanently taken in eminent domain, the Landlord or Tenant shall have the option to terminate this Lease by giving written notice of such election to Landlord within thirty (30) days after the Date of Taking. In the event that Tenant exercises its option to terminate this Lease, all of the rental and other charges paid or payable by Tenant shall be prorated as of the Date of Taking

If less than a Substantial Portion of the Premises is permanently taken in eminent domain or if the Tenant elects not to terminate this Lease under a taking of a Substantial Portion of the Premises, then in either event the Lease shall continue in fill force and effect and the Total Rent thereafter payable for the remainder of the Term shall be reduced in proportion that the area of the Premises so taken in eminent domain shall bear to the area of the Premises immediately prior to the taking in eminent domain.

21.4 Temporary Takings. During any Temporary Taking of all or any portion of the Premises which taking is for a duration of ninety (90) days or less, Tenant’s obligation for the payment of Rent shall not diminish and Tenant shall be entitled to all compensation paid in eminent domain for the loss of use of the Premises. Landlord shall not make any grant of any Temporary Taking (of ninety (90) days or less) of any portion of the Premises without the consent of Tenant. In the event that any condemning authority contacts Landlord and extends an offer to acquire a Temporary Taking of any portion of the Premises for a term of ninety (90) days or less, Landlord shall immediately notify Tenant and permit Tenant to control the negotiations and dealings with the condemning authority.

In the event a Temporary Taking is for all or Substantial Portion of the Premises and is for a period of more than ninety(90) days, the Tenant shall have the right to terminate this Lease by giving written notice of its intention to terminate within thirty (30) days of the Date of Taking.

21.5 Procedure. Upon receipt of a written offer by any entity with eminent domain authority to purchase all or a portion of the Premises, Landlord shall inform Tenant of such offer and shall further promptly inform Tenant of any conveyance in eminent domain. Tenant shall permit inspection of the Premises by any agent or appraiser acting under the direction of the condemning authority and shall cooperate with Landlord in responding to reasonable requests for information regarding the condition or value of the real property which comprises the Premises. Landlord shall have complete control over decisions regarding the acceptance or rejection of any offer made in eminent domain and shall have complete control over the prosecution of any administrative or judicial proceeding in. condemnation.

22. Holding Over. Should Tenant continue to occupy the Premises after the expiration of the Term hereof, whether with or against the consent of Landlord, such tenancy shall be at sufferance and under all the terms, covenants and conditions of this Lease, but at one hundred fifty percent (150%) of the Base Rent last charged Tenant during the Term or any renewal or extension thereof.

23. Subordination and Statement of Condition of Lease.

23.1 Subordination. Tenant accepts this Lease subject and subordinate to any mortgage presently existing or to hereinafter come into existence upon the Premises or upon the entire Project and to any renewals and extensions thereof, but Tenant agrees that any mortgagee shall have the right at any time to subordinate such mortgage to this Lease on such terms and subject to such conditions as the mortgagee may deem appropriate in its discretion. Any such subordination provided for in this Paragraph 23.1 shall be upon the express condition that: (a) upon foreclosure, exercise of power of sale or other exercise of the mortgagee’s rights, Tenant’s possession of the Premises shall not be disturbed so long as Tenant shall continue to perform all of the covenants and conditions of this Lease; (b) that Tenant’s obligation to perform such covenants and conditions shall not be in any way diminished thereby; and Tenant’s receipt of a subordination and non-disturbance agreement reasonably acceptable to Tenant and executed by the holder of any such mortgage upon the Premises or the Project.

23.2 Condition of Lease. Tenant shall execute, acknowledge and deliver to Landlord, without any charge, at any time within twenty (20) days after request by Landlord but not more than once per calendar year except in the event of a bona fide sale or financing event, a written statement or estoppel certificate as may be required by any mortgagee or purchaser of the Premises to the effect that to Tenant’s current actual knowledge without any duty to investigate or inquire, this Lease, as of said date, is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified), the date of commencement of this Lease, the date on which rental bas been last paid, and such other information as Landlord shall reasonably request. Any such statement by Tenant shall be used by Landlord for delivery to and reliance upon by prospective purchasers and lenders whose security will consist of liens upon the Premises and buildings of which the Premises are a part and shall not affect Tenant’s right to later assert any subsequent default or modification.

24. Signs. Tenant, at Tenant’s expense, may affix one sign to the exterior of the Premises in a location and size previously designated by Landlord and in accordance with local codes and restrictions. Such signs must meet Landlord’s reasonable requirements with respect to size, shape, construction, materials, design and color and must be approved in writing by Landlord prior to its installation by Tenant. Any additional signs may be approved by Landlord in writing at Landlord’s sole discretion. Landlord reserves the right to the use of the exterior walls and the roof of the Premises and the Building.

25. Security. Tenant, at Tenant’s own expense, shall provide whatever alarm systems which Tenant deems necessary and appropriate for the protection of the Premises and of Tenant’s fixtures, inventory and equipment located therein. In no event shall Landlord be responsible for the loss of or damage to any Tenant’s personal property, fixtures, inventory and equipment situated in the Premises, even though Landlord may have provided general area security or guard services. Tenant is expressly advised that if Tenant should place any fixtures, inventory and equipment within the Premises prior to the time the Premises are completed and delivered to Tenant; the risk of loss or damage to the same will be greatly increased in view of the fact that numerous people will, out of necessity, be permitted access to the Premises for the purpose of completing the same.

25.1 Courtesy Patrol. Landlord may provide general area courtesy patrol services as required from time to time, in which event Tenant shall pay to Landlord, promptly after demand, Tenant’s pro rata share of the costs incurred by Landlord in having such services performed, such pro-rata share to be determined by the percentage which the square footage of the Premises bears to the total square footage of the building(s) benefiting from such services. Tenant is hereby notified that Landlord maintains no security with respect to keys and that Tenant may (at Tenant’s expense) change or re-key the Premise’s locks as deemed necessary by Tenant without Landlord’s consent. Upon default, Landlord may change or re-key the Premises locks without Tenant’s consent or notice to Tenant.

26. Brokerage Commissions. Tenant hereby represents and warrants to Landlord that Tenant has dealt with no broker in connection with this Lease except Cushman & Wakefield, Inc. (“Tenant’s Broker”). Landlord hereby represents and warrants to Tenant that Landlord has dealt with no broker in connection with this except Leigh Ellis, Aquila Commercial and Trevor Lovelady Industrial Group Southwest (“Landlords Broker”). Landlord shall pay leasing commissions to Tenant’s Broker (the “Leasing Commissions”) pursuant to a separate agreement. Each party agrees to indemnify and hold the other party harmless from any claims, costs, or expenses arising due to a breach of the foregoing representation.

27. Financial Statements. Tenant shall submit to Landlord, from time to time but no more than once per calendar year, current financial statements and operating statements as are kept in the regular course of Tenant’s business. Tenant warrants and represents that all such financial information given to Landlord by or on behalf of Tenant is, or will be, as of their respective dates, to Tenant’s actual knowledge without any duty to investigate or inquire, true, complete and correct in accordance with Tenant’s regular accounting practices.

28. Parking. During the Term, Tenant shall be entitled to unreserved parking spots in the Project, at no cost to Tenant, in a location designated by Landlord. Upon request of Landlord, Tenant will furnish to Landlord a complete list of the license numbers of all automobiles operated by Tenant, its employees, subtenants, licensees or concessionaires. Landlord reserves the right to redesignate parking areas in the Project. Tenant shall not leave any vehicle in a state of disrepair, including without limitation, flat tire, out of date inspection stickers, or license plates on the Project. If Tenant or its employees, park their vehicles in areas other than the designated parking areas or leave any vehicle. in a state of disrepair, Landlord shall have the right to remove such vehicles at Tenant’s expense. Notwithstanding the foregoing, Landlord disclaims any obligation to enforce Tenant’s parking rights and. Tenant hereby releases Landlord from any such obligation.

Notwithstanding anything in this Lease or any rules and regulations to the contrary, Tenant may designate up to six parking spaces near Tenant’s primary building entrance for visitor parking and install signs indicating their reserved status. Tenant may designate up to four parking spaces as electric vehicle charge stations for Tenant’s exclusive use and install signs indicating their restricted status. Tenant may designate parking spaces in the rear of the building for Tenant’s exclusive use as mutually determined by Landlord and Tenant. Such spaces will be in that area intended for truck loading per the site plan. Tenant may paint parking stripes as needed to identify and delineate the parking spaces and may install signs indicating their restricted and reserved status. Landlord and Tenant acknowledge that Landlord agrees to the foregoing use of the parking area, but Landlord shall have no responsibility or obligation to patrol the parking area or enforce Tenant’s rights under this Section 28.

29. Miscellaneous.

29.1 Captions. The captions of the paragraphs contained in this Lease are for convenience only and shall not be deemed to be relevant in resolving any questions of interpretation or construction of any paragraph of this Lease.

29.2 Successors and Assigns. All of the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, except that nothing in this provision shall be deemed to permit any assignment, subletting or use of the Premises other than as provided for herein.

29.3 Applicable Law. This Lease shall be construed and governed in accordance with the laws of the State of Texas. Any judicial or dispute resolution proceedings between the parties based on, arising out of, or related to this Lease shall be conducted in Bexar County, Texas, and it is further agreed that all such parties stipulate and consent to the exercise of personal jurisdiction over them in any proceedings based on, arising out of, or related to this Lease by state and federal courts located in Bexar County, Texas, and that venue of all such proceedings will properly and exclusively lie in such courts. Each number, singular or plural, as used in this Lease, shall include all numbers, and each gender shall be deemed to include all genders.

29.4 Time and Joint and Several Liability. Time is of the essence in each and every provision of this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. All the terms, covenants and conditions contained in this Lease to be performed by either party, if such party shall consist of more than one person or organization, shall be deemed to be joint and several, and all rights and remedies of the parties shall be cumulative and non-exclusive of any other remedy.

29.5 Non Waiver. No covenant, term or condition or breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver or the breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant-term or condition. Acceptance of all or any portion of rent at any time shall not be deemed to be a waiver of any covenant, term or condition as to the rent payment accepted.

29.6 Withholding of Consent. It is expressly understood that Landlord shall not be liable for damages, even though withholding of the Landlord’s consent shall be found unreasonable, so that Tenant’s remedy in such event shall be limited to injunctive relief.

29.7 Entirety Clause. This Lease contains and embraces the entire agreement between the parties hereto, and it or any part of it may not be changed, altered, modified, limited, terminated, or extended orally or by any agreement between the parties unless such agreement be expressed in writing, signed and acknowledged by the parties hereto, their legal representatives, successors and assigns, except as may be expressly otherwise provided herein.

29.8 No Representations. Landlord or Landlord’s agent have made no expressed or implied representations or promises now or in the future with respect to the Building, the Project, or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant, by implication or otherwise, except as expressly set forth herein, and Tenant hereby waives any defects in the Premises or the surrounding common areas and any claim or cause of action based upon any warranty, expressed or implied, as to the suitability or condition of the Premises, the Building or the Project.

29.9 Limitation of Landlord’s Representative. Landlord’s representative, unless authorized by Landlord in writing, does not and will not have authority to (a) make exceptions, changes or amendments to this Lease, (b) waive any right, requirement, or provision of this Lease, or (c) release Tenant from all or part of this Lease.

29.10 Rules and Regulations. Tenant and Tenant’s agents, employees and invitees will comply fully with any reasonable rules and regulations including those on Exhibit “C” governing the operation and use of the Premises or the common service drives, parking areas, and railroad spur (if any) situated upon the Project which are hereinafter imposed by Landlord upon all tenants of the Project in order to preserve the rights and peaceful occupancy of all tenants of the Project.

29.11 Notices. All notices or demands of any kind required to be given by Landlord or Tenant hereunder shall be in writing and shall be deemed delivered (i) upon hand delivery, (ii) one (1) business day following payment and deposit with a nationally recognized overnight courier, and (iii) forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid at the addresses mentioned previously, or such other address as shall be designated by either party in compliance with the provisions of this paragraph, or upon receipt if sent by email and delivery is confirmed or a hard copy is mailed, in accordance with the previous requirements, within one (1) business day of the delivery by email.

29.12 Force Majeure. For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, warlike operations, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, governmental actions, regulations, or legal requirements, including, without limitation, requirements of the City of Cedar Park, Williamson County, any utility company, Texas Commission on Environmental Quality (TCEQ), or Texas Department of Transportation (TxDOT); the discovery of any caves, sinkholes, endangered species or other environmental conditions subject to regulation by TCEQ, U.S. Fish & Wildlife Agency, or other applicable governmental agencies, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, weather delays, including, but not limited to, significant rainfall, freezing weather, or the effects of significant weather (i.e., muddy conditions that prohibit access to the worksite), or any other cause beyond the direct control of the party delayed (not including the insolvency or financial condition of that party or the increased cost of obtaining labor and materials). Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason (other than the payment of Rent or any other monetary obligations) of any Unavoidable Delay, then performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay.

29.13 Exhibits. The Exhibits referenced herein are attached hereto and incorporated and made a part of this Lease for all purposes.

30. Right of First Refusal,

30.1 Provided Tenant is not in default under the Lease, beginning on the Commencement Date, Tenant shall have a continuing right of first refusal (“ROFR”) to lease any space within the Building or the Project (the “ROFR Premises”), under the same terms and conditions as Landlord has agreed (subject to the ROFR Option) to lease the given ROFR Premises (the “ROFR Option”). Once the Building and the Project is fully occupied, the ROFR Option will not apply to any rights of existing tenants of the Building or the Project to lease or renew its current or additional space in the Building or the Project. or the Project

30.2 If Landlord plans to lease any portion of die ROFR Premises, Landlord shall promptly notify Tenant in writing of the rental rate and of all other material terms and conditions that Landlord has agreed with a third-party, subject to the ROFR Option, for a lease of that space, including any tenant improvement allowance, rental rate, and other terms (the “ROFR Notice”). Upon receipt of the ROFR Notice, Tenant shall have fifteen (15) days thereafter within which to elect to exercise its right to lease the ROFR Premises (the “Option Period”) by written notice of Tenant’s exercise of the ROFR Option to Landlord within the Option Period (the “Acceptance Notice”). If Tenant does not timely respond to the ROFR Notice within the Option Period, Tenant shall be deemed to have rejected the ROFR Option with respect to the tenant leasing such ROFR Premises (“ROFR Tenant”) and Tenant’s rights related to the ROFR Option shall thereafter be null and void with respect to that ROFR Tenant only, provided that Landlord and the ROFR Tenant enter into a lease for the ROFR Premises on the same terms and conditions as contained in the ROFR Notice. If Tenant exercises the ROFR Option by timely delivering the Acceptance Notice, Tenant and Landlord shall, within sixty (60) days after Landlord’s receipt of the Acceptance Notice, enter into an amendment to this Lease or a separate lease agreement that is substantially in accordance with the terms and conditions of the ROFR Notice; provided, however, that the term of the lease for the ROFR Premises will be co-terminus with this Lease and, to the extent it does not conflict with the terms and conditions set forth in the ROFR Notice, the lease of the ROFR Premises shall be otherwise substantially consistent with the form of this Lease and the terms and conditions set forth in this Lease.

30.3 Tenant’s decision to exercise or not exercise the ROFR Option shall have no effect on Tenant’s other obligations and rights under this Lease.

30.4 Tenant’s rights to the ROFR Option are personal to Tenant. Except with respect to a Permitted Transfer, Tenant may not, directly or indirectly, voluntarily or by operation of law, sell, assign, pledge, or otherwise transfer or hypothecate all or part of its ROFR rights without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

EXECUTED this 5th day of February, 2018.

LANDLORD:		TENANT:

IGX Brushy Creek, LLC,		Hyliion Inc.,
a Texas limited liability company		a Delaware corporation

By:	/s/ Ron W. Mills	By:	/s/ Greg Van de Vere
	Ron W. Mills, Manager		Greg Van de Vere, VP Finance & CFO

EXHIBIT A

PROJECT LEGAL DESCRIPTION

Lots 1 and 2, REPLAT OF BMC LUMBER SUBDIVISION NUMBER TWO, according to the map or plat thereof, recorded in Document No. 2013063845, Official Public Records, Williamson County, Texas.

EXHIBIT A-1

PREMISES AND SITE PLAN

EXHIBIT B

WORK LETTER

All references in this Work Letter to Articles or Paragraphs of “this Lease” shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit B, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of this Work Letter.

1. Landlord and Tenant agree as follows:

(a) Tenant shall complete finished and detailed construction drawings for Tenant’s layout and finish out (except for Tenant’s Improvements) of the Premises, ceiling, telephone and electrical outlets, restrooms, finish schedule, and other work to be done by the Landlord (or Landlord’s contractors) hereunder (the “Construction Drawings”), in accordance with the preliminary plans attached hereto as Exhibit B-l.

(b) Landlord shall review and modify the Construction Drawings, as necessary, to include mechanical plans where necessary for installation of air conditioning system and duct work, heating, electrical facilities, and all other utilities, including the installation of meters or submeters for all utilities as may be required by Landlord.

(e) Landlord reserves the right to require the Plans (as defined herein) and the ensuing construction to (i) conform to a materials list and/or tenant finish package provided by Landlord and/or (ii) to meet building standard requirements.

(d) Landlord agrees to furnish to Tenant all information necessary for the preparation of the Construction Drawings within ten (10) business days following request by Tenant. Tenant will cause the approved Plans to be filed with the appropriate governmental agencies in order to obtain the Building Permit, in such form as may be required for construction and occupancy. Tenant shall use commercially reasonable efforts to submit the Plans to the appropriate governmental agencies no later than March 15, 2018, and shall use commercially reasonable efforts to obtain the Building Permit no later than May 15, 2018. Any delay by Tenant in submitting the Plans by March 15, 2018 or obtaining the Building Permit by May 15, 2018 shall be deemed as a Tenant Delay (as defined herein), but shall not be considered a default by Tenant.

(e) Landlord shall approve or provide modifications to Tenant regarding the form of Construction Drawings. Landlord and Tenant shall mutually agree on the form of plans for Landlord’s Work, and the approved plans shall be known as the “Plans”, and the resulting documents necessary for construction of the Plans shall constitute the “Construction Documents”.

(g) Landlord shall designate engineers who shall complete, at Landlord’s initial expense, building standard construction of the Plans (“Landlord’s Work”), which shall include, but not be limited to:

i. _____________________;

ii. _____________________;

iii. _____________________;

iv. _____________________;

v. _____________________; and

vi. _____________________;

2. Any redrawing occasioned by Tenant after its prior approval, and any changes requested thereafter in plans and specifications, shall be at Tenant’s sole cost and expense and shall be subject to Landlord’s written approval.

3. Except as otherwise expressly provided in the Lease, the Premises shall be tendered to Tenant (or made available to Landlord’s contractors which may be performing the work) in their “AS-IS” condition at the time of such tender.

4. The term “building standard” shall mean standard build out finishes for premises leased in the Project as established by Landlord from time to time.

5. Landlord agrees to install, supply and otherwise undertake to do the work contemplated by the Construction Documents, at Landlord’s cost up to the amount of $36.50 per square foot of the Premises ($3,046,655.00) (the “Improvement Allowance”) utilizing a contractor chosen by Landlord; provided that Landlord shall require its contractor to obtain competitive bids from at least three (3) independent subcontractors for any costs in excess of $50,000. The selected contractor shall contract for such work directly with the Landlord. If Landlord (or Landlord’s contractors) agrees to perform at Tenant’s request and upon submission by Tenant of necessary plans and specifications, any additional work over and above the Plans or the Improvement Allowance, such work shall be performed by Landlord (or Landlord’s contractors) at Tenant’s sole expense. Prior to commencing any of the foregoing work, Landlord will submit to Tenant written estimates of the cost of any such work. If Tenant shall fail to approve any such estimates within ten (10) business days from the date of submission thereof in writing by Landlord, then same shall be deemed disapproved in all respects by Tenant, and Landlord shall not be authorized to proceed thereon. Prior to Landlord’s (or Landlord’s contractors) commencing any such work, Tenant shall pay to Landlord (or make financial arrangements acceptable in all respects to Landlord to pay for) the amount by which the approved estimated costs exceeds the Improvement Allowance.

6. Except where such entry would (in Landlord’s reasonable determination) cause difficulty, burden or interference with the construction of the any part of the Premises, Landlord will permit Tenant and its agents to enter the Premises prior to Landlord’s Tender (as hereinafter defined), in order that Tenant may perform, through its own contracts, such other work and decorations in the Premises prior to Landlord’s Tender; provided, however, this is conditioned upon (a) Tenant’s workmen and mechanics working in harmony and not interfering with the work progress of Landlord (or Landlord’s contractors) engaged in the performance of the work, (b) such workmen and mechanics being an approved contractor of Landlord prior to proceeding with the work, (c) such workmen and mechanics furnishing evidence of insurance acceptable in all respects to Landlord prior to proceeding with the work; (d) such workmen and such work otherwise complying with the provisions of this Lease; and (e) any work creating noise, vibrations, or odors shall be conducted during hours designated by Landlord. If at any time such workmen and contractors fail to meet these conditions, this license may be withdrawn by Landlord immediately upon notice to Tenant. Such entry shall be subject to all of the terms, covenants, provisions and conditions of the Lease, except as to the covenant to pay Rent. Landlord (or Landlord’s contractors) shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s installations or decoration, even if the same is caused in whole or in part by the negligence (but not the gross negligence) of Landlord or Landlord’s Permittees.

7. The term “Landlord’s Tender” shall mean the date on which Landlord tenders the Premises to Tenant with the work contemplated by the Construction Documents substantially complete, as reasonably determined by Landlord obtaining a Certificate of Occupancy for the Premises, subject only to minor punch-list or corrective items; provided, however, that in the event any Tenant Delays are the sole cause of a delay in Landlord’s Tender, then the Commencement Date shall nevertheless occur as if there were no Tenant Delays. The existence of construction work in other portions of the Project shall not affect the determination of the date of substantial completion of the Premises. The term “Tenant Delays” shall mean delays in the design, engineering and construction of the leasehold improvements, or approval or submission of Plans, caused by Tenant, Tenant’s permittees, or caused by any engineer, architect, consultant, contractor, sub-contractor, materialmen, vendor or supplier of Tenant.

8. All work performed by Tenant shall be done in a manner which does not interfere with completion of any work being done by Landlord or other tenants or occupants of the Project or with the use of the Project by Landlord, other tenants, occupants or guests, and all such work shall be in compliance with all rules and regulations established by Landlord, any governmental authority, any insurance company insuring Landlord or Tenant, and otherwise in full compliance with the other provisions of the Lease. Tenant warrants that (i) all leasehold improvements by Tenant shall have been fully and finally completed, (ii) all of Tenant’s contractors, sub-contractors, materialmen, vendors and suppliers shall have been paid (as evidenced by full and final lien waivers and releases if required by Landlord), and (iii) all documents required by Landlord in connection with the construction of the leasehold improvements shall have been executed, completed, and received by Landlord, all to Landlord’s satisfaction, prior to the Commencement Date.

EXHIBIT B-1

PLANS

EXHIBIT C

RULES AND REGULATIONS

1.	Tenant will refer all contractors, contractors’ representatives and installation technicians other than those performing routine or customary repair and maintenance services for Tenant to Landlord for Landlord’s supervision and written approval before performance of any such contractual services. Tenant, its agents or employees shall not mark, paint onto or cut into or in any way deface any part of Premises or Project without consent of Landlord.

2.	Only signs that are approved by Landlord will be allowed on the exterior of the Project. No signs will be permitted on any outside window of the building or designating any exclusive parking spaces unless approved by Landlord.

3.	Tenant shall not place, install or operate in any part of the Project any stove or cooktop surface without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

4.	Landlord will not be responsible for any lost or stolen personal property, equipment, money, or jewelry from the Premises or Project.

5.	No birds, dogs, cats or other animals shall be brought into or be kept in or about the Premises or common areas of the Project with the exception of aquariums of less than 10-gallon capacity.

6.	Tenant, its agents, servants or employees shall not use the Project or Premises for housing, lodging, or sleeping purposes. .

7.	Tenant may not park or store inoperable or abandon cars, trucks, recreational vehicles or trailers upon the common parking areas or vehicle loading areas without the written approval of Landlord. All cars, trucks, recreational vehicles or trailers which, in Landlord’s sole opinion, are unsightly or deemed to be a nuisance to other tenants and are not moved to a location designated by the landlord or removed from the Premises within three (3) days after Landlord’s written request for removal to Tenant may be removed from the Premises and stored at Tenant’s expense.

8.	Landlord reserves the right to amend these Rules and Regulations and to make such other and further reasonable Rules and Regulations as in its judgment may from time to time be needed and desirable, so long as same do not substantially affect Tenant’s ability to conduct its business activities. Landlord shall notify Tenant of any changes in these Rules and Regulations by mailing amended Rules and Regulations to the Tenant’s notification address stated here in this Lease.

9.	Tenant shall not allow the playing of tape recorders, records, televisions or radio at a volume which would disturb other tenants located within the Project.

10.	Tenant shall not allow, cause, or permit to be caused, odors, fumes or gases to be emitted which are a nuisance to neighboring tenants.

EXHIBIT D

SECURITY GUIDELINES

FOR COMMERCIAL BUILDING OCCUPANTS

In cooperation with the Texas Building Owners & Managers Association, the management would like you to be aware of some important guidelines for the safety of you, your employees, and your property. These suggestions have been approved by the Texas Police Association and the Sheriffs Association of Texas. We recommend that you consider following these guidelines, in addition to other common sense safety practices. You may want to distribute copies of these guidelines to your employees.

While inside Your Office…

1.	Lock your office entry doors at closing time.

2.	Keep office entry doors locked when any of your office employees are there after normal hours working.

3.	Be careful to whom you give or lend your keys to your office.

4.	Do not put markings on your office key to identify your name or address. Ask your employees who have office keys to make sure they are not identified as such on their personal key rings.

5.	Evaluate the necessity of rekeying entry door locks when an employee resigns or is fired.

6.	Keep the phone numbers for emergency medical services, police, and building security handy at each telephone station in your office.

7.	Immediately report to the management office any needed repairs of locks, latches, doors or windows. 8 Immediately report to the management office any malfunction of other items affecting safety, such as burned out lights in stairwells, hallways and parking lots, etc.

9.	Immediately report any suspicious persons or activity to the management office or building security.

10.	Mark or engrave identification on valuable office equipment. Use security cables for computers. Keep purses in drawers, under desks or elsewhere out of sight.

11.	If it is after dark and there are few persons in the parking lot, consider the advisability of having fellow employees escort ladies to their vehicles.

While in Your Car...

12.	Lock your car doors while driving. Lock your car doors and roll up the windows when leaving your car parked.

13.	Whenever possible, do not leave any visible items in your car such as audio tapes, wrapped packages, briefcases, purses, etc.

14.	Do not leave your keys in the car.

15.	Carry your key ring in your hand while walking to your car...whether you are at home, school, work or on vacation.

16.	Consider recommending that all employees carry a small canister of tear gas or mace in their car or in their purse.

17.	Whenever possible, park your car in an off-street parking area rather than on the street. If parking on the street, park close to any nearby street light.

18.	Remember to check the back seat before getting into your car.

19.	Do not stop at gas stations or automatic teller machines in questionable areas of town or at night if there is any suspicion of danger.

There is no such thing as a fail-safe security system. Even the most elaborate of security precautions (such as alarm systems, security guards, patrol cars and electronic gates) are not guaranties against crime. You should always proceed as if such security systems did not exist. All systems are subject to mechanical malfunctions, tampering, human error and personnel absenteeism. Owner makes no express or implied warranties of security. The best safety measures you can take are the ones you yourself can perform as a matter of common sense and habit. Please carefully consider and follow these safety suggestions and “help take a bite out of crime”.

EXHIBIT E

RENEWAL TERM

Tenant, but not any assignee or subtenant of Tenant, is granted the option to extend the Term for one (1) consecutive extended term of five (5) years (the “Renewal Term”), provided (a) Tenant is not in default at the time of exercise of the respective option, and (b) Tenant gives written notice of its exercise of the respective option at least nine (9) months, but no more than twelve (12) months, prior to the expiration of the original Term. The Renewal Term shall be upon the same terms and conditions, except (i) Tenant shall have no further right of renewal after the Renewal Term, and (ii) the monthly Base Rent will be equal to the Market Rental Rate (as defined below). Tenant shall continue to be responsible for Tenant’s pro rata share of Additional Expenses during the Renewal Term, if exercised by the Tenant.

If Tenant exercises its option to extend the Term, as set forth herein, the Base Rent for the Premises throughout the Renewal Term shall be equal to the Market Rental Rate (as hereinafter defined) in effect at the commencement of such Renewal Term. For purposes of this Lease, the term “Market Rental Rate” shall be defined as the rate of annual base rent being charged to tenants whose renewal terms have commenced within the preceding six months, for terms of similar length for comparable space in comparably classed buildings in the Cedar Park market. Landlord shall reasonably determine the Market Rental Rate for the Renewal Term and give Tenant notice thereof within thirty (30) days following receipt of Tenant’s exercise notice (the “Rental Notice”). If Tenant shall dispute the proposed rental rate it shall notify Landlord in writing within ten (10) days following receipt of the Rental Notice (the “Dispute Notice”), and the parties shall negotiate in good faith for thirty (30) days to determine a mutually agreeable Market Rental Rate (“Negotiation Period”). If the parties cannot agree upon the Market Rental Rate and concessions within such thirty (30) day Negotiation Period, the Market Rental Rate shall be determined by a board of three (3) licensed real estate salesmen, one of whom shall be named by Landlord, one by Tenant, and the third shall be selected by the two so appointed. Each member of the board of brokers shall be licensed in the State of Texas as a real estate salesmen, specializing in the field of commercial office leasing in the business district in which the Premises is located, having no less than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within five (5) business days after expiration of the thirty (30) day Negotiation Period, or sooner if mutually agreed upon. The three (3) brokers selected by Landlord and Tenant shall attempt in good faith to reach agreement on the Market Rental Rate. If the brokers so selected are not able to reach agreement on the Market Rental Rate within five (5) business days after the last such broker is appointed, each broker, within fifteen (15) days after the third broker is selected, shall submit his or her determination of said Market Rental Rate. The Market Rental Rate shall be the mean of the two closest rental rate determinations. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker. If such determination shall not be concluded prior to the commencement of the Renewal Term, then the initial Base Rent for the Renewal Term shall be the rate proposed by Landlord in the Rental Notice, which rate shall remain in effect until a ruling is reached by the appointed brokers, and if the determination shall result in a lower rent, Tenant shall be entitled to a credit against the next succeeding installments of Base Rent due hereunder for such overpayment as it shall have theretofore made. If the determination shall result in a higher rent, Tenant shall within ten (10) days thereafter pay to Landlord the amount of the underpayment. Upon the determination of the Base Rent, Landlord and Tenant shall enter into an agreement supplementary to the Lease, as amended, setting forth the applicable Base Rent for the Renewal Term, but the failure to enter into any such supplementary agreement shall not affect the exercise of Tenant’s Renewal Term herein.